Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Salary Stock Unit Award Agreement with an Employee, Restricted Stock Unit Award Agreement with an Employee, and Stand Alone Stock Option Award Plan of Convergys Corporation of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Convergys Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Convergys Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 10, 2010